Exhibit 2.3

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                            STOCK PURCHASE AGREEMENT

                                 by and between

                                  LUMENIS INC.,

                                  LUMENIS LTD.

                                       and

                        LINDA H. McMAHAN IN HER CAPACITY

                         AS THE PERSONAL REPRESENTATIVE

                                     of the

                          ESTATE OF WILLIAM H. McMAHAN

                              --------------------

                          Dated as of November 8, 2001

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                                TABLE OF CONTENTS


SECTION 1 Defined Terms and Construction                                       4
   1.1      Definitions........................................................4
   1.2      Additional Definitions.............................................9
   1.3      Construction(a)...................................................10

SECTION 2 Stock Transfers                                                     11
   2.1      Purchased Stock...................................................11
   2.2      Purchase Price....................................................11
   2.3      Inventory.........................................................12
   2.4      Payment of Taxes..................................................13

SECTION 3 Closing Transactions                                                13
   3.1      Closing Date......................................................13
   3.2      Closing Documents(a)..............................................15
   3.3      Section 338(h)(10) Election.......................................18
   3.4      Books and Records of the Corporations.............................19
   3.5      Further Assurances................................................19

SECTION 4 Representations and Warranties.                                     20
   4.1      As to the Corporations............................................20
   4.2      As to Seller......................................................35
   4.3      Buyer.............................................................37

SECTION 5 Covenants                                                           39
   5.1      Activities Prior to Closing.......................................39
   5.2      Third Party Consents..............................................45
   5.3      Confidentiality; Press Releases...................................46

SECTION 6 Conditions Precedent                                                46
   6.1      Buyer's Conditions................................................46
   6.2      Seller's Conditions...............................................47

SECTION 7 Indemnification, Etc.                                               48
   7.1      Survival of Warranties............................................48
   7.2      Seller's Indemnification..........................................49
   7.3      Buyer's Indemnification...........................................50
   7.4      Defense of Claims.................................................51
   7.5      Characterization of Payments......................................52

SECTION 8 Miscellaneous.                                                      52
   8.1      Expenses..........................................................52
   8.2      Buyer's Remedies..................................................52

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   8.3      Assignment........................................................52
   8.4      Notice............................................................53
   8.5      Entire Agreement..................................................54
   8.6      Third Parties.....................................................54
   8.7      Captions..........................................................55
   8.8      Counterparts......................................................55
   8.9      Attorneys' Fees.  ................................................55
   8.10     Continuation of Attorney-Client Privilege.........................55
   8.11     Severability......................................................56
   8.12     Governing Law.....................................................56
   8.13     Unconditional Guaranty of Lumenis Ltd.............................56


Exhibits

Exhibit 2.2(a)  - the Escrow Agreement

Schedules

Schedule 1.1
Schedule 3.2(a)(1)
Schedule 3.2(a)(11)
Schedule 3.2(b)(1)
Schedule 3.2(b)(2)
Schedule 4.1(b)
Schedule 4.1(d)
Schedule 4.1(e)
Schedule 4.1(f)
Schedule 4.1(g)
Schedule 4.1(h)
Schedule 4.1(i)
Schedule 4.1(j)
Schedule 4.1(k)
Schedule 4.1(l)
Schedule 4.1(m)
Schedule 4.1(o)
Schedule 4.1(p)
Schedule 4.1(q)
Schedule 4.1(r)
Schedule 4.1(t)
Schedule 4.1(u)
Schedule 4.2(c)
Schedule 4.2(d)
Schedule 5.3


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     STOCK PURCHASE AGREEMENT, dated as of November 8, 2001, by and between
LUMENIS INC., a Massachusetts corporation ("Buyer"), LUMENIS LTD., an Israeli corporation, and Linda H. McMahan, in her capacity as the personal representative of the ESTATE OF WILLIAM H. McMAHAN ("Seller").

                              W I T N E S S E T H :

     In consideration of the mutual representations, warranties, covenants and agreements herein set forth, Buyer and Seller hereby agree as follows:

                                   SECTION 1

                         DEFINED TERMS AND CONSTRUCTION

     1.1 Definitions. As used herein, the following terms shall have the following meanings:

     "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York City.

     "Closing Accountants" shall mean (a) Deloitte & Touche LLP; or (b) if Deloitte & Touche LLP is unwilling or unable to serve as Closing Accountants hereunder, a national firm of certified public accountants mutually acceptable to the parties.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.


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     "Corporations" shall mean, collectively, FISMA, Instruments for Medicine, and Instruments for Surgery. "Corporation" shall mean FISMA, Instruments for Medicine or Instruments for Surgery, as the context may require.

     "Damages" shall mean all claims, damages, deficiencies, losses, liabilities, obligations, assessments, judgments, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees and expenses).

     "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, and other similar federal, state and local laws, all as amended to date, together with all regulations issued or promulgated thereunder, and all existing decrees, orders, licenses or permits issued by any federal, state or local governmental authority relating to particulate emissions, pollution, hazardous waste and effluent discharges, the protection of the environment or the health and safety of workers or the general public.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated thereunder.

     "Estate" shall mean the estate of William H. McMahan.

     "Financial Statements" shall mean (a) the audited combined balance sheet of FISMA, Instruments for Surgery and Instruments for Medicine, all of which are under common ownership and management and are collectively known as HGM Medical Laser Systems, as of December 31, 2000, and the related combined statements of operations and accumulated deficit and of cash flows for the year then ended, including the related schedules and notes and report of


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Deloitte & Touche LLP; and (b) the unaudited combined balance sheet of the
Corporations as of September 30, 2001 and the related unaudited combined statements of operations for the year-to-date period then ended, giving effect to the elimination of all intercompany items reflected thereon.

     "FISMA" shall mean FISMA Corporation, a Utah corporation.

     "FISMA Stock" shall mean the 5,100,000 shares of common stock, par value $0.01 per share, of FISMA owned by Seller.

     "Indemnified Party" shall mean a Person seeking indemnification pursuant to
Section 7.

     "Indemnifying Party" shall mean the Person from whom an Indemnified Party is seeking indemnification pursuant to Section 7.

     "Instruments for Medicine" shall mean Instruments for Medicine & Diagnostics, Inc., an Oregon corporation.

     "Instruments for Medicine Stock" shall mean the 10,000 shares of common stock, par value $0.01 per share, of Instruments for Medicine owned by Seller.

     "Instruments for Surgery" shall mean Instruments for Surgery, a Wyoming corporation.

     "Instruments for Surgery Stock" shall mean the 50,000 shares of common stock, par value $0.01 per share, of Instruments for Surgery owned by Seller.

     "Intellectual Property" shall mean patents (including all reissues, divisions, continuations in part and extensions thereof), registrations of trademarks and other marks, registrations of trade names, labels or other trade rights, registered user entries, copyrights, copyright registrations and pending applications for patents, registrations or entries, and trademarks and other marks, trade names, labels, slogans, promotional material and other trade rights, whether or not registered.


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     "Know-how" shall mean trade secrets, know-how (including, without limitation, product know-how and use and application know-how), processes, product designs, specifications, quality control procedures, manufacturing, engineering and other drawings, computer databases and software, telephone numbers, facsimile numbers, technology and all other information and intangibles, including, without limitation, technical information, safety information (including material safety data sheets), engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

     "Leases" shall mean leases and subleases, licenses, easements, grants, and other appurtenant rights and similar instruments under which any of the Corporations has the right to use real or personal property or rights of way.

     "Material Adverse Effect" shall mean any material adverse effect upon the business, assets, liabilities, financial condition, results of operations or business prospects of any of the Corporations.

     "Permitted Liens" shall mean: (a) liens, claims or encumbrances imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, or liens arising out of judgments or awards against any of the Corporations with respect to which such Corporation at the time shall currently be prosecuting an appeal or proceedings for review or the time for doing so has not yet expired;
(b) liens for property taxes not yet subject to penalties for nonpayment and liens for property taxes the payment of which is being contested in good faith and by proper proceedings or the time for doing so has not yet expired; and (c) liens, claims or encumbrances reflected in the Financial Statements.


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     "Person" shall mean an individual, a corporation, a partnership, an unincorporated organization, an association, a limited liability company, a joint venture, a trust or other similar organization, a government or any political subdivision thereof, or any other legal entity.

     "Plan" shall mean, with respect to any of the Corporations and any Employer Group of which any of them is or has been a member, any plan, agreement, scheme, understanding or arrangement pursuant to which any current or former employee, officer, independent contractor, agent or consultant of such Person has any right, or has any present or future right, to benefits and includes, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     "Purchased Stock" shall mean the FISMA Stock, the Instruments for Medicine Stock and the Instruments for Surgery Stock to be conveyed by Seller to Buyer pursuant to Section 2.1.

     "Required Consents" shall mean all of the consents, approvals, instruments, authorizations, and orders of third parties, including, without limitation, federal, state and local authorities, required for the valid assignment and transfer to Buyer, as of the Closing, of all right, title and interest in and to the Purchased Stock and the consummation by Seller of the transactions contemplated by this Agreement, including, without limitation those consents, approvals, instruments, authorizations, and orders listed on Schedule 1.1.

     "Restricted Payments" shall mean dividends or other distributions by the Corporations (in cash, capital stock or other securities, property or obligations) on, or other payments or distributions on account of the purchase, redemption, retirement or other acquisition of, any Stock of the Corporations.

     "Stock of the Corporations" shall mean the authorized capital stock of the Corporations as more fully described in Section 4.1(b).


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     "Stock Transactions" shall mean, collectively, (a) the issuance, acquisition or disposition (including by way of redemption or repurchase) of capital stock of a Corporation; (b) the issuance, acquisition or disposition (including by way of redemption or repurchase) of scrip, warrants, options, rights, agreements or other instruments (including, without limitation, convertible debt instruments) pursuant to which any Person has the right to acquire (from whatever source) any capital stock of a Corporation; and (c) the execution, delivery or performance of any agreement providing for any of the activities listed in (a) or (b) above; provided, however, that the execution, delivery and performance of this Agreement by the parties hereto and the consummation of the transactions contemplated herein shall not be deemed Stock Transactions as defined herein.

     "Subsidiary" shall mean, with respect to any Person, any corporation or other entity, whether now existing or hereafter organized or acquired, of which a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions (irrespective of whether or not at the time stock of any other class or classes of such corporation or any other type of ownership interest of such other entity shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person or one or more Subsidiaries of such Person.

     "Taxes" shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, property, withholding, excise, sales, use, gross receipts, franchise, employment and payroll related taxes), whether or not measured in whole or in part by net income, and including related interest, penalties and additions to tax.

     1.2 Additional Definitions. The following terms defined elsewhere in this Agreement shall have the respective meanings therein defined:


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                  Term                             Definition
                  ----                             ----------

         Administrative Violation                Section 5.1(h)
         Closing                                 Section 3.1(a)
         Closing Date                            Section 3.1(a)
         Closing Balance Sheet                   Section 3.2(a)(15)
         Elections                               Section 3.3
         Employer Group                          Section 4.1(n)
         Escrow Agent                            Section 2.2(a)
         Escrow Agreement                        Section 2.2(a)
         GAAP                                    Section 1.3(a)
         Hazardous Materials                     Section 4.1(o)
         Purchase Price                          Section 2.2
         Release                                 Section 4.1(o)
         Will                                    Section 4.2(b)

     1.3 Construction. (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in conformity with United States generally accepted accounting principles ("GAAP"), consistently applied.

     (b) The definition of terms herein shall apply equally to the singular and plural of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires. References to Sections, Exhibits and Schedules are to Sections of, and Exhibits and Schedules to, this Agreement, unless the context otherwise requires.

     (c) Whenever the phrase "to the best of Seller's knowledge" or words of similar import appear in a representation, warranty or certification contained in this Agreement it shall mean that Seller either (1) has actual knowledge of the matters set forth therein, or (2) has made due inquiry of the officers, managerial personnel, and those professional advisors of the


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Corporations who have been such at any time since January 1, 2000 with respect to the matters covered thereby.

     (d) Should any provision of this Agreement require interpretation in an arbitration or judicial proceeding, the parties hereto agree that the arbitrators or court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that Buyer and Seller and their respective agents have participated in the preparation of this Agreement.

                                   SECTION 2

                                 STOCK TRANSFERS

     2.1 Purchased Stock.

     (a) At the Closing, Seller shall sell and deliver to Buyer, and Buyer shall purchase and obtain from Seller, all on the terms and conditions hereinafter set forth, all right, title and interest in and to:

          (1)  the FISMA Stock,

          (2)  the Instruments for Medicine Stock, and

          (3)  the Instruments for Surgery Stock.

     (b) Seller hereby covenants and agrees that as a result of the transfers of the Purchased Stock provided for herein, each Corporation immediately following the Closing shall be wholly-owned by Buyer.

     2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the sale of the Purchased Stock to Buyer shall be seven million two hundred thousand ($7,200,000.00)


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

dollars, subject to reduction pursuant to Section 6.1(e). The Purchase Price shall be paid as follows:

     (a) At the Closing, eight hundred thousand and no/100 ($800,000.00) dollars shall be delivered to a to be mutually agreed upon bank, as escrow agent (the "Escrow Agent"), to be held in escrow by the Escrow Agent in accordance with an escrow agreement, substantially in the form of Exhibit 2.2(a) (the "Escrow Agreement"), among Buyer, Seller and the Escrow Agent.

     (b) The amount owed to the Internal Revenue Service in respect of the Estate's federal income tax return on Form 1041 for the year ended December 31, 2000, together with any interest and penalties thereon, by check payable to the order of the Internal Revenue Service and delivered by Seller to the Internal Revenue Service.

     (c) The balance of the Purchase Price shall be delivered to Seller at the Closing by wire transfer pursuant to wire transfer instructions to be provided to Buyer by Seller no later than two (2) Business Days prior to the Closing Date.

     2.3 Inventory.

     Seller shall commence a physical inventory of all raw materials, work in process and finished goods of each Corporation, sufficiently in advance of the Closing Date so as to assure that such inventory is completed by the close of business on the Business Day immediately preceding the Closing Date and a statement of closing inventory, calculating such inventory consistent with practices and methodologies used in preparing the Financial Statements and past practices of the Corporations, is available on the Closing Date. Such inventory shall be conducted under the auspices of the Closing Accountants and observed by representatives of Seller and Buyer to determine quantities and valuations. As soon as


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reasonably possible after the Closing Date, the Closing Accountants shall prepare a report on the results of such inventory and provide such report to Seller and Buyer.

     2.4 Payment of Taxes. Seller shall pay, at the Closing or, if due thereafter, promptly when due, all stock transfer taxes, if any, payable in connection with its transfer of the Purchased Stock and any gains or income taxes resulting from Seller's receipt of the Purchase Price. The parties hereto agree that the unaudited and combined balance sheet referred to in Section 3.2(1)(15) shall take into account and reflect any adjustment to the inventory of the Corporations resulting from such physical inventory taken, and the statement prepared in respect thereof, pursuant to Section 2.3.

                                   SECTION 3

                              CLOSING TRANSACTIONS

     3.1 Closing Date. (a) The closing of the transactions provided for herein (the "Closing") shall take place at the offices of Stoel Rives LLP, 201 South Main Street, Suite 1100, Salt Lake City, Utah, at 10:00 A.M. local time on November 30, 2001, except that:

          (1) If all of the conditions set forth in Section 6.1 have not been satisfied by November 30, 2001, Buyer may, at its option:

               (A) postpone the Closing upon notice to Seller until the earlier of January 7, 2002, or the tenth day following the date on which such conditions have been satisfied, except to the extent that any such condition can only be satisfied at the Closing; or

               (B) terminate this Agreement upon notice to Seller provided that Buyer is not then in material default of any of its obligations hereunder.

          (2) If the Closing has been postponed pursuant to clause (1)(A) above, and if all of the conditions set forth in Section 6.1 have not been satisfied by January 7, 2002,


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     Buyer may terminate this Agreement upon notice to Seller provided that
     Buyer is not then in material default of any of its obligations hereunder, unless:

               (A) within five Business Days of the giving of Buyer's notice, Seller agrees to indemnify and hold harmless Buyer from any Damages arising as a result of the failure of such conditions to have been satisfied (such indemnification to be in accordance with the provisions of Section 7); and

               (B) at the Closing, Seller provides adequate security for such indemnification by either delivering to Buyer a performance bond or irrevocable standby letter of credit (in either case in form reasonably satisfactory to Buyer) or increasing that portion of the Purchase Price payable to the Escrow Agent pursuant to Section 2.2(a) by a good faith determination of the amount of Damages which could reasonably be expected to result from the failure of such condition to be satisfied.

          (3) If all of the conditions set forth in Section 6.1 have not been satisfied by January 7, 2002, and this Agreement has not been terminated and the Closing has not taken place by such date, then Seller or Buyer may terminate this Agreement, it being understood that any such termination shall not serve to limit either party's remedies arising from any breach of this Agreement at law, in equity or otherwise (except that neither party shall be entitled to recover lost profits or other special damages resulting from such breach). If the Closing has not taken place by the date for Closing determined in accordance with this Section 3.1 (the "Closing Date"), then either of the parties hereto shall be entitled to terminate this Agreement upon notice to the other party, provided that the party giving such notice is not then in material default of any of its obligations hereunder which default is the basis of the failure of any of the conditions set


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     forth in Section 6 to be satisfied by the Closing Date. The Closing shall be effective as of the close of business on the Closing Date.

     (b) Notwithstanding any other provision of this Agreement to the contrary, if there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market for a period in excess of 24 hours (excluding a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States or Israel, (iv) the commencement of a war involving the United States or Israel, or (v) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or a material worsening thereof, Buyer may postpone the Closing until a date that is five (5) Business Days after the end of such event; provided, however, that if such postponement or postponements last(s) more than fifteen (15) calendar days in the aggregate, Seller may thereafter terminate this Agreement in accordance with the provisions of Section 3.1(a)(3).

     3.2 Closing Documents. (a) At the Closing, Seller shall deliver the following documents to Buyer:

          (1) Opinions, each dated the Closing Date and addressed to Buyer, from Stoel Rives LLP, and Timothy O. Beppler, P.C., counsel to the Estate, substantially in the forms of Schedule 3.2(a)(1).

          (2) Copies of all of the Required Consents.


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          (3) An employment agreement, dated the Closing Date, duly executed by
     James P. Shipman, substantially in the form of the draft employment agreement initialed by James P. Shipman and an officer of Buyer concurrently with the execution and delivery of this Agreement.

          (4) The Certificate or Articles of Incorporation of each Corporation and all amendments thereto, each certified by the Secretary of State or other appropriate governmental body of their respective jurisdiction of incorporation.

          (5) The By-laws of each Corporation, as amended through the Closing Date, certified by the Secretary or any Assistant Secretary thereof.

          (6) Good standing certificates with respect to each Corporation, each dated no earlier than thirty Business Days prior to the Closing, issued by the Secretary of State or other appropriate governmental body of their respective jurisdiction of incorporation.

          (7) The minute books, stock books and stock transfer ledgers of each Corporation.

          (8) The resignations of all the officers and directors of each Corporation.

          (9) Such additional corporate records of each Corporation as Buyer may reasonably request.

          (10) Stock certificates representing all the Purchased Stock to be conveyed to Buyer pursuant to Section 2.1(a), together with stock powers therefor duly endorsed for transfer.

          (11) A certificate substantially in the form of Schedule 3.2(a)(11).


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          (12) Copies of the first page of Seller's federal estate tax returns and evidence in the form of cancelled checks of the payment of all taxes shown to be due thereon.

          (13) A copy of the federal estate tax closing letter for or with respect to the Estate or, in the absence thereof, a release of lien under
     Section 6324 of the Code in all the Purchased Stock executed by the Internal Revenue Service.

          (14) A copy of an order from the local probate court satisfactory to Buyer evidencing the authority of Linda H. McMahan to execute and deliver this Agreement, and to consummate the transactions contemplated herein, in her capacity as the personal representative of the Estate.

          (15) An unaudited combined balance sheet of the Corporations as of the Closing Date, together with supporting schedules and footnotes including but not limited to schedules showing all amounts due from and/or to Seller, and its and the Corporations other Affiliates, and reflecting the statement with respect to the physical inventory taken pursuant to Section 2.3 (the "Closing Balance Sheet").

          (16) An agreement between the parties hereto whereby and wherein (A) the parties agree to the allocation of the Purchase Price for purposes of the Elections and (B) Buyer agrees that it shall pay Seller a specific and agreed to amount in fulfillment of Buyer's indemnification obligation, if any, provided in Section 7.3(d).

     (b) At the Closing, Buyer shall deliver the following documents to Seller:

          (1) A certificate substantially in the form of Schedule 3.2(b)(1).

          (2) An opinion, dated the Closing Date and addressed to Seller, from RubinBaum LLP, counsel to Buyer, substantially in the form of Schedule 3.2(b)(2).


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

          (3) A good standing certificate with respect to Buyer, dated no earlier than thirty Business Days prior to the Closing, issued by the Secretary of State of the State of Delaware.

          (4) An agreement between the parties hereto whereby and wherein (A) the parties agree to the allocation of the Purchase Price for purposes of the Elections and (B) Buyer agrees that it shall pay Seller a specific and agreed to amount in fulfillment of Buyer's indemnification obligation, if any, provided in Section 7.3(d).

     3.3 Section 338(h)(10) Election. Buyer and Seller shall timely make a joint election pursuant to Section 338(h)(10) of the Code, and Treasury Regulations
Section 1.338(h)(10)-1, and any comparable election under state or local tax law (collectively, the "Elections") with respect to the sale of all the Purchased Stock pursuant to this Agreement. Seller will include any income, gain, loss, deduction, or other tax item resulting from the Elections on its Tax returns to the extent required by law. As promptly as reasonably practicable after the Closing Date and in all events within 150 days after the Closing Date, with respect to the federal Election, Buyer, the Corporations and Seller shall mutually prepare a Form 8023 (with all attachments) for each Corporation, and Buyer, the Corporations and Seller shall execute such Forms 8023. In addition, Buyer, the Corporations and Seller shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections in accordance with the provisions of Code Section 338(h)(10) and Treasury Regulations Section 1.338(h)(10)-1 and any comparable provisions of state or local law. Buyer, the Corporations and Seller shall report the sale consistent with the Elections and this Agreement and none of Buyer, the Corporations or Seller shall take any position inconsistent therewith in any Tax return, any proceeding before any taxing authority or otherwise. In the event the allocation is disputed by any Taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning resolution of such dispute, and shall keep the other parties apprised of the status of such dispute and shall not resolve such dispute without the consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed.

     3.4 Books and Records of the Corporations. Seller agrees to cause the Corporations to deliver to Buyer at, or as soon as practicable after, the Closing all books and records of the Corporations, including, but not limited to, correspondence, memoranda, books of account, schedule of intercompany accounts among the Corporations, personnel and payroll records, information relating to Taxes and Tax returns and the like; provided, however, that, except as set forth in Sections 3.2(a)(12) and (13), neither Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax returns of Seller. Without limitation upon the generality of the foregoing, from the date of this Agreement through the Closing Date, Seller agrees to cause the Corporations and their accountants to make all such books and records promptly available to Buyer and its accountants as reasonably requested by Buyer during normal business hours to facilitate Buyer's determination of all amounts due (1) to any of the Corporations from Seller or any of its Affiliates, and (2) to Seller or any of its Affiliates from the Corporations.

     3.5 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Stock and the other transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Seller shall, at its expense, execute and deliver or cause to be executed and delivered such documents to Buyer as Buyer may reasonably request in order more effectively (a) to vest in Buyer good title to the Purchased Stock pursuant to this Agreement; and (b) to vest in each Corporation title to its properties and assets.

                                   SECTION 4

                         REPRESENTATIONS AND WARRANTIES.

     4.1 As to the Corporations. Seller hereby makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing Date:

     (a) Each Corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each
Corporation:

          (1) has all requisite corporate power and governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted; and

          (2) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to do so would have a Material Adverse Effect.

     (b) The authorized capital stock of each Corporation is as set forth on
Schedule 4.1(b). The Purchased Stock to be conveyed to Buyer pursuant to Section 2.1(a) hereof constitutes all of the issued and outstanding capital stock of the Corporations and is owned of record and beneficially by Seller. Since December 31, 2000, none of the Corporations has engaged in any Stock Transactions. All the Purchased Stock to be conveyed to Buyer pursuant to Section 2.1(a) shall be conveyed to Buyer free and clear of all liens, claims and encumbrances of any kind or nature whatsoever.

     (c) The Corporations have no Subsidiaries.

     (d) Except as set forth on Schedule 4.1(d), neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated herein by Seller will (1) violate any law, rule, regulation, or order to which any of the Corporations or any of their respective properties or assets is subject; (2) conflict with or result in a breach of, or constitute a default under, the Certificate or Articles of Incorporation or By-laws of any of the Corporations, (3) constitute or result in (with notice, lapse of time or both) a breach by any of the Corporations or any other Person of any term, condition or provision of, or constitute a default by any of the Corporations or any other Person under, or result in the creation of any lien, charge or encumbrance upon any property or assets of any of the Corporations or Seller pursuant to any agreement or other instrument to which any of the Corporations or Seller is a party or by which any of their respective property or assets is bound, (4) not result in the loss of any license, certificate, legal privilege or legal right which is enjoyed or possessed by any of the Corporations, (5) not give any party to any agreement to which any of the Corporations is a party the right of termination or amendment thereof or (6) not give any lender or noteholder, or any trustee for any lender or noteholder, any right to accelerate the maturity of any indebtedness for money borrowed as to which any of the Corporations is the direct or indirect obligor, or to claim any default or breach with respect thereto.

     (e) Except as otherwise described on Schedule 4.1(e), there are no lawsuits or other proceedings pending with respect to which any of the Corporations has received service or, to the best of Seller's knowledge, otherwise pending or threatened against any of the Corporations or any of their respective properties or assets, before any court or arbitrator or by or before any governmental commission, bureau or other regulatory authority. To the best of

Seller's knowledge, except as otherwise described on Schedule 4.1(e), none of the Corporations is in default under or in violation of any law, rule, regulation, order, writ, injunction or decree of any court, arbitrator, governmental commission, bureau or other regulatory authority. Except as set forth on Schedule 4.1(e), to the best of Seller's knowledge, there are no claims against any of the Corporations not covered by insurance (subject to deductibles or co-payments provided for in the insurance policies referred to on Schedule 4.1(p)), alleging that any product sold by such Corporation (other than products which are the subject of recalls described on Schedule 4.1(e)) was not sold free from defects in materials and workmanship. To the best of Seller's knowledge, the finished goods included in the inventory of each Corporation on the Closing Date will be free of defects in materials and workmanship.

     (f) Each Corporation has good and indefeasible title to its properties and assets, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever other than Permitted Liens or liens, claims, charges or encumbrances on Schedule 4.1(f), and such properties and assets constitute all of the properties and assets used in the conduct of the business of such Corporation. To the best of Seller's knowledge, Schedule 4.1(f) is a list of all liens, claims, charges and encumbrances of any kind or nature whatsoever (other than Permitted Liens of the sort described in clause (b) of the definition of "Permitted Liens" set forth in Section 1.1) on the assets and properties of such Corporation outstanding as of the date of this Agreement.

     (g) (1) Set forth on Schedule 4.1(g) is a list of all jurisdictions in which income or franchise tax returns or reports were, or, to the best of Seller's knowledge, were required to be, filed by each Corporation or in which any of the Corporations was, or, to the best of Seller's knowledge, was required to be, included in consolidated, combined or unitary income or franchise tax returns or reports for all completed taxable years since its organization. Except as set forth on Schedule 4.1(g), each Corporation has (1) timely filed all tax and information returns and (2) paid all Taxes, except such Taxes, if any, as are not yet due and payable or which are being contested in good faith and by proper proceedings and as to which adequate reserves have been established.

          (2) Except as otherwise described on Schedule 4.1(g), there are no lawsuits, investigations, reviews, audits or other proceedings pending or, to the best of Seller's knowledge, threatened against any of the Corporations by or before the Internal Revenue Service or any state or local Tax authority.

          (3) None of the Corporations is a party to any Tax allocation or sharing agreement. None of the Corporations (A) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) that has filed a consolidated federal income tax return (other than a group the common parent of which was one of the Corporations) or (B) has any liability for the Taxes of any Person (other than such Corporation) under
     Section 1.1502-6 of the Treasury Regulations adopted under the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (4) Except as set forth on Schedule 4.1(g), none of the Corporations has filed any elections or entered into any agreements (of any kind whatsoever) with any governmental authority which could have an effect on such Corporation's Tax status or, to Seller's best knowledge, on the Tax consequences of any sale of the Purchased Stock by Buyer after the Closing Date.

          (5) None of the Corporations has ever made or been required to make an election under Section 338 of the Code (except as required by this Agreement). None of the

     Corporations has ever been included in a consolidated, combined or unitary Tax return. The Corporations are not and have never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding. Except as set forth in Schedule 4.1(g), no taxing authority has ever asserted that the Corporations should file a Tax return in a jurisdiction where it does not file. The Corporations do not have outstanding any power of attorney, closing agreement or other instruments authorizing another person to act on their behalf in connection with any Tax, Tax return, proceeding relating to any Tax or Tax return or any other Tax matter.

          (6) None of the Corporations will be liable for any Tax under Code
     Section 1374 in connection with the deemed sale of Seller's assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election.

          (7) None of the Corporations is required to have paid any Tax under Code Section 1375 in connection with excess net passive income.

     (h) Schedule 4.1(h) hereto contains a list of each Lease, consent, permit, license, instrument and agreement to which any of the Corporations is a party (other than purchase or sale orders issued or accepted in the ordinary course and agreements requiring an annual individual expenditure of less than $50,000). True, correct and complete copies of the Certificate or Articles of Incorporation and the By-Laws (each as amended to date) of each Corporation, and each Lease, consent, permit, license, instrument and agreement listed on
Schedule 4.1(h) have heretofore been delivered to Buyer and to the best of Seller's knowledge all of the foregoing are in full force and effect. None of the Corporations has received a notice to the effect that, and, to the best of Seller's knowledge, none of the Corporations is in default in the payment or performance or observance of any contract, agreement or other instrument to which it is a party or by which it or any of its respective assets is bound, which individually or together with all other such defaults could have a Material Adverse Effect. Except to the extent indicated on Schedule 4.1(h), none of the Corporations is a party to, nor are any of the Corporations bound by, any non-competition agreement or arrangement or any other agreement or arrangement restricting or prohibiting in any material respect the way in which their respective businesses are operated. Except as set forth on Schedule 4.1(g), none of the Corporations has granted any powers of attorney or similar authorizations to act on its behalf to any third party.

     (i) Concurrently with the execution and delivery of this Agreement, Seller has delivered to Buyer a list of the employees of each Corporation whose current annual rate of compensation exceeds $50,000, indicating the positions which they now hold and their current rates of compensation. Except as set forth on
Schedule 4.1(i), none of the Corporations is, as of the date hereof, nor have any of them ever been, involved in any discussion with any unit or group seeking to become the bargaining unit for any of such Corporation's employees nor to the best of Seller's knowledge has there been any threat of such discussions. Except as set forth on Schedule 4.1(i), none of the Corporations has engaged in any unfair labor practice or discrimination on the basis of race, age, sex or otherwise in such Corporation's employment conditions or practices with respect to employees or former employees for which Buyer or the Corporations will have any liability following the Closing.

     (j) Except for production equipment used in the production of ion laser heads, which equipment is owned by McMahan Properties, Inc., an Oregon corporation, the properties and assets of each Corporation constitute all of the rights and property necessary for the operation of their respective businesses as currently conducted. Except as set forth on Schedule 4.1(j), the plant and equipment included in such properties and assets have been properly maintained and are in good working condition, reasonable wear and tear excepted.

     (k) True, correct and complete copies of the Financial Statements have heretofore been delivered to Buyer. Other than as set forth on Schedule 4.1(k), each of the Financial Statements has been prepared in conformity with GAAP and fairly presents, in all material respects, (1) the financial position, and results of operations and, with respect to the December 31, 2000 audited financial statements only, cash flows, of the subject Corporation at the respective dates thereof and for the respective periods thereof and (2) the combined financial position, results of operations and, with respect to the December 31, 2000 audited financial statements only, cash flows of the Corporations at the respective dates thereof and for the respective periods. None of the Corporations has any material liabilities or obligations of any kind whatsoever (whether or not accrued, contingent or absolute, asserted or unasserted, and whether or not such liabilities or obligations would be required to be reflected on a balance sheet prepared in conformity with GAAP) other than
(1) liabilities and obligations set forth on Schedule 4.1(k), (2) liabilities and obligations reserved against in full on the most recent balance sheet of such Corporation included in the Financial Statements and (3) liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, none of which with respect to this clause (3) could have a Material Adverse Effect. Except as set forth on Schedule 4.1(k), since December 31, 2000, there has not been any event which has had, or could have, a Material Adverse Effect and, since December 31, 2000, except as set forth on Schedule 4.1(k), none of the Corporations has:

          (1) mortgaged or pledged any of their respective properties and assets, tangible or intangible, or subjected any of them to any lien, charge or any other encumbrance, other than Permitted Liens;

          (2) sold, assigned, transferred or leased any of the tangible assets included in their respective properties and assets, except in the ordinary course of business and, unless such assets were obsolete or unnecessary and the proceeds of such sale, assignment or transfer of such obsolete or unnecessary properties or assets were used to acquire assets of like use and substantially the same value, or cancel any debts or claims incurred in the ordinary course of business of such Corporation;

          (3) waived any substantial rights included in their respective properties and assets, whether or not in the ordinary course of business;

          (4) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

          (5) guaranteed the indebtedness or obligations of any other Person; or

          (6) engaged in any Stock Transactions or made any Restricted Payments.

     (l) None of the Corporations has used any Intellectual Property other than that listed on Schedule 4.1(l). Except as set forth on Schedule 4.1(l), to the best of Seller's knowledge, each Corporation has the right to use, without payment of any royalties, or validly owns, beneficially and of record, and holds in each jurisdiction in which such Corporation's products are currently, or have been, sold or in which sales are currently being solicited, sufficient right, title and interest (although the same may not be exclusive) in and to such Intellectual Property and Know-how, free and clear of any lien, claim, charge or encumbrance. The operation of the business of each Corporation after the Closing in the manner currently conducted by such Corporation will not infringe any Intellectual Property or any other rights of any nature whatsoever of others. Except as set forth on Schedule 4.1(l), no action, suit, arbitration, or legal, administrative or other proceeding, or governmental investigation is pending with respect to which any of the Corporations has received service or, to the best of Seller's knowledge, otherwise pending or threatened, nor to the best of Seller's knowledge has any claim been asserted or threatened (by or against any of the Corporations or any third party), which involves any Intellectual Property or Know-how of or used by any of the Corporations nor, to the best of Seller's knowledge, does any state of facts exist under which any such action, suit, arbitration, proceeding or investigation might be based. Except as set forth on Schedule 4.1(l), none of the Corporations is subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor has any of the Corporations entered into, nor is any of them a party to, any agreement or other instrument, which restricts or impairs the use of any of its Intellectual Property or Know-how.

     (m) Each Corporation has filed all reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over such Corporation's respective assets and properties except where the failure to so file would not have a Material Adverse Effect.

     (n) (1) Except as set forth on Schedule 4.1(n), none of the Corporations or any entity which is under common control with any of the Corporations within the meaning of Section 4001 of ERISA or which is part of a group which includes any of the Corporations, and which is treated as a "single employer" under Section 414 of the Code (each an "Employer Group"), maintains, contributes to or is required to maintain or contribute to (or has ever maintained, contributed to or been required to maintain or contribute to) any Plan.

          (2) Seller has delivered to Buyer true and complete copies of: (A) all documents, if any, embodying each Plan, including all amendments thereto and written interpretations thereof; (B) the two most recent annual reports filed (Form 5500 Series with applicable schedules) with respect to each Plan required under ERISA; (C) the most recent summary plan description, if any, with respect to each Plan required under ERISA; (D) the most recent favorable determination letter from the Internal Revenue Service, if applicable, with respect to each Plan; and (E) all material communications, if any, to any current or former employee, officer, independent contractor, agent or consultant of any of the Corporations relating to each Plan.

          (3) Each Plan that is intended to be qualified under the Code has received a determination letter from the Internal Revenue Service to the effect that such Plan and related trust are so qualified and are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, and no such determination letter has been revoked, nor to the best of Seller's knowledge, has revocation been threatened. To the best of Seller's knowledge, nothing has occurred or is expected to occur that would adversely affect the qualified status of any Plan or related trust subsequent to the issuance of such determination letter.

          (4) Each of the Corporations, and any Employer Group of which any of them is or has been a member, has performed in all material respects all obligations required to be performed by it under each Plan, and each Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA; and none of the Corporations has any liability with respect to any such Plan as a result of having been treated as part of a "single employer" within the meaning of Section 414(b), (c), (m),
     (n) and (o) of the Code, nor to the best of Seller's knowledge is there any basis for such liability being imposed. There are no investigations, claims, suits, or proceedings pending, or, to the best of Seller's knowledge, threatened or anticipated (other than routine claims for benefits) against any Plan or the assets of any Plan, and to the best of Seller's knowledge, there are no facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. Except as required by collective bargaining agreements listed on Schedule 4.1(i) and the laws, rules and regulations applicable thereto, each Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer, any of the Corporations or any of their Affiliates. All premiums required by any Plan have been paid thereunder; all outstanding indebtedness for services performed or accrued vacation, holiday pay, earned commissions, accrued bonuses or other benefits owed to any current or former employee, officer, independent contractor, agent or consultant of any of the Corporations have been paid when due or accrued on the books of such Person; all contributions due to, and payments from, the Plans that may have been required to be made have been made. No "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Plan; no action or failure to act with respect to any Plan could subject Buyer, any of the Corporations or any of their respective Affiliates or any Plan to any material tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise.

          (5) Each "group health plan" within the meaning of Section 4980B(g)(2) of the Code maintained by any of the Corporations or any entity with which any of them is considered a "single employer" within the meaning of Section 414(b), (c), (m), (n) and

     (o) of the Code, has been administered in good faith in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth at Section 4980B of the Code and any regulations promulgated or proposed thereunder (if such proposed regulations constitute substantial authority within the meaning of Section 6662 of the Code and any regulations promulgated thereunder).

          (6) Except as specifically set forth on Schedule 4.1(n), (A) the execution and delivery of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any trust or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting, distribution or increase in or obligation to fund benefits with respect to any employee of any of the Corporations; and (B) no payment or benefit which will or may be made by any of the Corporations or any of their respective Affiliates with respect to any employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code. No material promises or commitments have been made with respect to any Plan other than in accordance with a reasonable interpretation of the terms of such Plan. There is no plan or commitment, whether legally binding or not, to establish or enter into any new Plan or to modify (other than by way of termination) any Plan (except to the extent required by law); nor has any intention or commitment to do any of the foregoing been communicated to any employee of any of the Corporations.

          (7) None of (A) the Corporations or (B) any of their respective Affiliates maintains or contributes to any Plan which provides, or has any liability to provide, life insurance, medical or other welfare plan benefits (within the meaning of Section 3(1) of ERISA) to any employee upon his or her retirement or termination of employment, except as may be required by law.

          (8) At no time has any of the Corporations or any Employer Group of which any of them is or has been a member been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to, any multiemployer plan as defined in Section 3(37) of ERISA.

     (o) To the best of Seller's knowledge:

          (1) Other than as set forth on Schedule 4.1(o), none of the Corporations is in violation of any Environmental Laws which would, individually or in the aggregate, have a Material Adverse Effect, including, without limitation, Environmental Laws relating to: (A) treatment, storage and disposal of pollutants or contaminants, oil, toxic or hazardous substances, or hazardous waste regulated under Environmental Laws ("Hazardous Materials"); (B) air, water and noise pollution; (C) the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, uncontrolled loss, filtration, leaching or migration of any Hazardous Materials in violation of Environmental Laws into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials in violation of Environmental Laws through or in the air, soil, surface water, ground water or any property (each a "Release");
     (D) underground storage tanks; (E) health and safety of employees; and (F) otherwise relating to the manufacture, processing or use of Hazardous Materials.

          (2) All written notices and written complaints which any of the Corporations (and, to the extent known by Seller, their respective predecessors-in-interest) have received in the last five (5) years of any violation of Environmental Laws which would, individually or in the aggregate, have a Material Adverse Effect are set forth on Schedule 4.1(o).

     Except as disclosed on Schedule 4.1(o), each Corporation has obtained and continues to possess all permits, licenses, approvals or other authorizations under the Environmental Laws relating to the operation of the business of each of such Corporation as now conducted the failure of which to obtain or continue to possess would, individually or in the aggregate, have a Material Adverse Effect.

          (3) Except as set forth on Schedule 4.1(o), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans (A) which may prevent continued compliance by any of the Corporations with the Environmental Laws or which may give rise to any criminal or civil liability relating to the respective businesses of any such Corporation as now conducted under the Environmental Laws, and (B) which would, individually or in the aggregate, have a Material Adverse Effect.

          (4) Except as set forth on Schedule 4.1(o), none of (A) the Corporations, or (B) any present or former owner or operator of leased premises included in the assets of any of the Corporations has been identified as a potentially responsible party for cleanup liability with respect to the emission, discharge, or Release of any Hazardous Materials.

          (5) Except as set forth on Schedule 4.1(o), none of (A) the Corporations or (B) any predecessor in interest of any of them owns or has owned, leases or has leased, or conducts or has conducted any operations, including, but not limited to, producing, manufacturing, or warehousing products made by any of the Corporations or any such predecessor, or storing raw materials used in connection therewith, at any location with respect to which location any of the Corporations has or potentially may have any liability under any Environmental Laws (other than liabilities the existence of which would not have a Material Adverse Effect), other than those locations set forth on Schedule 4.1(o).

     (p) Schedule 4.1(p) contains a true and complete list of all policies of insurance and fidelity or surety bonds currently in force covering the properties and assets of the Corporations. Such properties and assets are insured by reputable insurance companies against loss or damage by fire and other risks to the extent and in the manner customary for companies engaged in similar businesses and no other insurance is in Seller's reasonable business judgment necessary to the conduct of the businesses of the Corporations as presently conducted. Each Corporation is in compliance with the terms of all policies and instruments listed on Schedule 4.1(p), except where failure to so comply would not impair the availability of coverage thereunder, and coverage thereunder will not be affected by the transactions contemplated hereby. Also included on Schedule 4.1(p) is a list of all claims, if any, either currently pending or which since December 31, 2000 have been settled under any of the policies set forth on Schedule 4.1(p).

     (q) The inventory of each Corporation consists of raw materials and supplies, manufactured and purchased parts, work in process, and finished goods, all of which, except as set forth on Schedule 4.1(q), is merchantable and fit for the purpose for which it was procured or manufactured. Except as set forth on Schedule 4.1(q), none of the inventory of each Corporation is obsolete, damaged, or defective, subject to the reserves for inventory writedown set forth on the most recent balance sheet (rather than in any notes thereto) included in the Financial Statements.

     (r) Seller has heretofore delivered to Buyer a summary aging schedule of accounts receivable of the businesses of the Corporations as of October 31, 2001. Each Corporation has collected its accounts receivable only in the ordinary course of business consistent with past practices. Except as indicated on Schedule 4.1(r) or Schedule 4.1(t), all of the Corporations' accounts receivable (1) arose from valid sales and bona fide transactions in the ordinary course of business and (2) are subject to no defense, offset, allowance or credit, and no disputes with regard to any of such accounts exist. Except as set forth on Schedule 4.1(r), the allowances for collection losses set forth on the Financial Statements have been determined in conformity with GAAP consistent with past practice.

     (s) Neither Seller nor anyone acting on behalf of Seller has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

     (t) Except as set forth on Schedule 4.1(t), none of the Corporations is a party to any transactions with any of their respective Affiliates.

     (u) Schedule 4.1(u) lists all bank, money market, savings and similar accounts and safe deposit boxes of each Corporation specifying the account numbers and the authorized signatories of Persons having access to them.

     (v) None of Seller's representations and warranties contained in this Agreement, any of the Schedules hereto or any certificate or other statement made or furnished by Seller to Buyer in connection with this Agreement, or the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     4.2 As to Seller. Seller hereby makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing Date:

     (a) Linda H. McMahan is the duly qualified and acting personal representative of the Estate and as such, acting alone and signing singly, has the power to execute and deliver this Agreement as Seller and to consummate the transactions contemplated herein on Seller's behalf.

     (b) The making and performance by Seller of this Agreement have been duly authorized by all necessary action (including, without limitation, obtaining any consents or approvals of judicial authorities required by law and any consent of the heirs or beneficiaries of Seller required by law or the last will and testament of William H. McMahan ("Will") and do not and will not (1) violate any law, rules, regulations, or orders to which properties or assets of the Estate are subject; (2) conflict with or result in a breach of, or constitute a default under, the Will or any indenture or other agreement or instrument by which the Estate or any of its properties or assets may be bound or affected; or (3) result in or require the creation or imposition of any lien, charge or encumbrance upon or with respect to any of the properties or assets of the Estate.

     (c) Except as set forth on Schedule 4.2(c), the Estate has timely filed all tax and information returns and has paid all Taxes required to be filed or paid by the Estate.

     (d) Except as set forth on Schedule 4.2(d), there are no lawsuits or other proceedings pending or, to the best of Seller's knowledge, threatened against the Estate, or any of its properties or assets, before any court or arbitrator or by or before any governmental commission, bureau or other regulatory authority which could limit or impair the Estate's ability to perform its obligations hereunder or to consummate the transactions provided for herein.

     (e) The Estate has good and indefeasible title to the Purchased Stock to be conveyed by it to Buyer pursuant to Section 2.1(a) hereof, free and clear of all liens, claims and encumbrances of any kind or nature whatsoever other than a special estate tax lien under Section 6324 of the Code.

     (f) On the Closing Date, subject only to the Corporations making such payments, if any, as may be required by Section 6.2(e), all amounts owed by the Corporations to Seller or its other Affiliates, net of all amounts owed by Seller or its other Affiliates to the Corporations shall have been satisfied, contributed to the capital of the Corporations or otherwise cancelled, without the expenditure of any funds by the Corporations other than as contemplated by
Section 6.2(e), all to the reasonable satisfaction of Buyer and Seller.

     (g) This Agreement constitutes, and the agreements, instruments and other documents, to which Seller is a party, executed and delivered pursuant to this Agreement will constitute, the legal, valid and binding obligation of Seller, each enforceable against Seller in accordance with its terms, except insofar as the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     4.3 Buyer. Buyer hereby makes the following representations and warranties to Seller as of the date of this Agreement and as of the Closing Date:

     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Buyer has the requisite corporate power and corporate authority and any necessary governmental authority, franchise, license, certificate or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, and the failure to be so qualified and in good standing would have a material adverse effect on Buyer.

     (b) The making and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action and do not and will not violate any material provision of law, rules, regulations or orders; or result in a breach of, or constitute a default under, Buyer's Certificate of Incorporation or By-laws or any indenture or other agreement or instrument by which Buyer, any of its Affiliates, or any of their respective properties may be bound or affected; or result in, or require, the creation or imposition of any lien upon or with respect to any of Buyer's properties.

     (c) This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except insofar as the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     (d) Neither Buyer nor anyone acting on its or their behalf has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

     (e) No consent by any governmental authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or of the transactions contemplated by this Agreement.

     (f) Buyer has, or will have prior to the Closing, sufficient funds available (through existing credit arrangements or otherwise) to deliver the Purchase Price to Seller at the Closing in accordance with the provisions of this Agreement.

     (g) Buyer (1) understands that the Purchased Stock to be sold and transferred pursuant to this Agreement by Seller to Buyer is not registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and is being sold in reliance upon federal and state exemptions for transactions not involving any public offering, (2) is acquiring the Purchased Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (3) is a sophisticated investor with knowledge and experience in business and financial matters, (4) has received detailed information with respect to the business of the Corporations, including, without limitation, a copy of the Financial Statements and related information, which Buyer has reviewed, (5) is able to bear the economic risk inherent in holding the Purchased Stock, and (6) has had the opportunity to conduct and has conducted due diligence with respect to the business and operations and the assets of the Corporations.

     (h) None of Buyer's representations and warranties contained in this Agreement, any of the Schedules hereto or any certificate or other statement made or furnished by Buyer to Seller in connection with this Agreement, or the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                    SECTION 5

                                    COVENANTS

     5.1 Activities Prior to Closing. Seller covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing
Date:

     (a) Subject to the outstanding agreements between Buyer and Seller with respect to the nondisclosure of confidential information, Seller shall cause the Corporations to:

          (1) afford to the officers, employees, attorneys, accountants and other authorized representatives of Buyer reasonable access, during normal business hours, to the offices, plants, properties, books and records of the Corporations in order that Buyer may have full opportunity to make such engineering, legal, financial, accounting, and other reviews or investigations thereof as Buyer shall reasonably desire to make (including such environmental investigations as Buyer or its representatives reasonably deem necessary to adequately assess the environmental situation relating to the assets, businesses and properties of the Corporations;

          (2) permit, and cause its independent public accountants to permit, Buyer and its independent public accountants to inspect the work papers of the accountants for the Corporations (other than those work papers which are proprietary to the accountants) and other records; and

          (3) furnish, and cause the officers and employees of the Corporations to furnish, to Buyer and its authorized representatives such additional financial and operating data and other information regarding their respective assets, properties, contracts, goodwill and business, as Buyer shall from time to time reasonably request including, without limitation, all interim financial and operating reports prepared by or for Seller, officers of any of the Corporations or any of their respective Affiliates.

     (b) The business of each Corporation shall be conducted in the ordinary course consistent with current and past practices and in compliance with all applicable laws, rules and regulations, subject to the restrictions contained in this Agreement; decisions with respect to the management of the business of each Corporation (other than day-to-day decisions in the ordinary course) shall be made after consultation with Buyer.

     (c) Except in accordance with existing employment agreements or existing employment practices or pursuant to Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and other than annual review and wage adjustments made on a monthly basis: (1) no increase shall be made in the compensation, bonuses or commissions payable or to become payable by any of the Corporations to any of their respective officers, employees or agents; (2) no arrangement shall be made for any new, additional or increased bonuses, profit sharing plan, pension or retirement plan, or any similar plan relating to employees or agents; and (3) no material change shall be effected in management, personnel policies or employee benefits.

     (d) Other than purchase or sale orders in the ordinary course of business, no contract or commitment for which any of the Corporations shall have a liability following the Closing Date in excess of $25,000 as to any single contract or commitment or $100,000 in the aggregate shall be entered into by or on behalf of such Corporation without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. None of the Corporations shall enter into any barter or trade agreements under which any of them will have any liability following the Closing Date.

     (e) Other than sales of inventory and finished goods in the ordinary course of business, none of the properties and assets of the Corporations shall be sold, transferred, conveyed, leased, mortgaged, hypothecated or otherwise disposed of or encumbered except by Permitted Liens or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, unless in the case of tangible personal property such property through normal usage becomes unusable or substantially unusable. The Corporations shall maintain their respective inventory levels in accordance with past practice, except for changes in inventory levels resulting from or due to changes by the Corporations in product service policies or procedures.

     (f) Seller shall use its reasonable best efforts to cause each Corporation to use reasonable efforts to preserve intact their respective businesses, to keep available the services of their present employee workforce and to preserve the goodwill of their customers and others having business relations with them.

     (g) Seller shall use its reasonable best efforts to obtain the Required Consents prior to the Closing Date.

     (h) If any of the Corporations receives any findings, orders, complaints, citations or notices prior to Closing which states that any aspect of its operations violates in any material respect any rule or regulation of any governmental authority (each an "Administrative Violation"), Seller shall promptly notify Buyer of the Administrative Violation, and Seller shall cause such Corporation to use its reasonable efforts to remove or correct the Administrative Violation, and such Corporation to be responsible for the payment of (or cause the current liabilities of the Corporation, as of the Closing Date, to reflect a reasonable reserve for) all costs associated therewith, including, any attorneys' fees, fines or back pay that may be assessed.

     (i) Until the earlier of the Closing or the termination of this Agreement in accordance with Section 3.1 hereof, none of (A) Seller, (B) the Corporations or (C) any of their respective administrators, personal representatives, officers, employees, agents or representatives shall, directly or indirectly, through brokers or otherwise, initiate or solicit any offers, bids or indications of interest, or negotiate with any Person other than Buyer or its Affiliates with respect to (1) the sale of any of the Purchased Stock, any other Stock of the Corporations or the properties and assets of the Corporations (other than sales or other dispositions of inventory and finished goods in the ordinary course of business) or (2) any other business combination involving any of the Corporations, nor shall any of them furnish to any Person, or authorize any Person to furnish, any information concerning the business of any of the Corporations with a view to soliciting or negotiating any transactions of the sort described in clause (1) or (2) above.

If any Person should seek to initiate discussions or negotiations relative to a transaction of the sort described in clause (1) or (2) above, Seller shall notify Buyer within two Business Days of Seller's becoming aware thereof.

     (j) Seller shall use its best efforts to cause each of the Corporations to:

          (1) collect its accounts receivable in the ordinary course of its business and consistent with past practice, and (except for discounts for prompt payment thereof granted in the ordinary course) not accelerate the collection of, settle, compromise or waive any material right with respect to any of its accounts receivable without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed;

          (2) pay its trade accounts payable in the ordinary course of its business and consistent with past practice and not default in any material respect under, or breach any term or provision of, or fail in any material respects to perform, or suffer or permit to exist any condition or event which, after notice or lapse of time, or both, would constitute a default under, any Lease, agreement, permit, license, consent or insurance policy, if any such default, breach, failure to perform, or condition, or the exercise of any rights or remedies as a result thereof could have a Material Adverse Effect; and

          (3) refrain from engaging in any Stock Transactions or making any Restricted Payments.

     (k) Seller shall promptly notify Buyer of any material adverse change in the assets or liabilities, businesses or conditions, financial or otherwise, the results of operations or prospects of the Corporations of which Seller has knowledge, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, civil disorder, riot, war or other hostility or terrorist act, storm, condemnation, act of God or other public force, or otherwise.

     (l) Seller will not (and will not allow any of the Corporations to) take any action or engage in any transaction which would render any representation and warranty of Seller inaccurate in any material respect as of the date hereof or as of the Closing Date.

     (m) None of the Corporations shall make any payments to, or enter into any transactions with, any of their respective Affiliates or Seller (other than employment arrangements currently in effect and transactions listed on Schedule 4.1(t)), except to the extent (1) the same are reflected on the Closing Balance Sheet as accrued current liabilities of such Corporation, or (2) the payment or transaction is required to settle a balance with Affiliates or Seller as of the Closing Date.

     (n) Without Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, none of the Corporations shall enter into any agreement or understanding with any governmental authority which would subject any of them to injunctive or other equitable relief or give rise to any financial obligation.

     (o) Seller will not revoke the election of any of the Corporations to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. Seller and the Corporations will not take or allow any action (other than the sale of the Purchased Stock pursuant to this Agreement) that would result in the termination of the status as any of the Corporations as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

     (p) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax returns for each of the Corporations for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date. Seller shall permit Buyer to review and comment on each such Tax return described in the preceding sentence prior to filing and shall make such revisions to such Tax returns as are reasonably requested by Buyer. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on its Tax returns in a manner consistent with the Schedule K-1s furnished by the Corporations to Seller for such periods. From and after the Closing, Buyer shall permit Seller and Seller's professional advisors access to the books and records of the Corporations to the extent reasonably necessary or helpful for Seller to prepare Tax returns for each of the Corporations for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date. Buyer shall cooperate fully, and shall cause the Corporations to cooperate fully, as and to the extent reasonably requested by Seller, in connection with the preparation by Seller of such Tax returns to be prepared by Seller. Such cooperation shall include, but not be limited to, the retention of records and information reasonably relevant to the preparation, filing and submission of such Tax returns by Seller.

     5.2 Third Party Consents.

     (a) The parties shall cooperate fully with one another in obtaining any necessary consents and approvals required for the consummation of the transactions contemplated hereby. Except as otherwise expressly provided for herein, each party shall bear and be responsible for any administrative filing fees or costs imposed on such party by governmental authorities in connection with obtaining such consents or approvals.

     (b) Neither party hereto shall take any intentional action or steps which would prejudice or jeopardize the obtaining of any necessary consent to the transactions contemplated by this Agreement.

     5.3 Confidentiality; Press Releases.

     (a) The provisions of the Confidentiality Agreement, made as of the 20th day of August, 2001, by and among FISMA, Instruments for Surgery, Instruments for Medicine and Buyer, a copy of which is annexed hereto as Schedule 5.3, are hereby incorporated herein by reference. In addition, any confidential information made available to Seller with respect to Buyer, its parents, Subsidiaries and Affiliates (and, after the Closing any confidential information with respect to the Corporations and their respective Subsidiaries) shall be held in confidence by Seller and shall be subject to the nondisclosure obligations set forth in such Confidentiality Agreement, adjusted mutatis mutandis in order to effect the intent of this sentence.

     (b) Prior to the Closing, the parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and none of
(A) the parties hereto or (B) the Corporations shall issue any such press release nor make any such public statement without the prior written consent of Buyer and Seller, except as may be required by law or the valid order of a court of competent jurisdiction.

                                    SECTION 6

                              CONDITIONS PRECEDENT

     6.1 Buyer's Conditions. The obligation of Buyer to perform, fulfill or carry out its agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on or after the Closing Date is and shall be subject to fulfillment of or compliance with, on the Closing Date, the following conditions precedent, any of which may be waived by Buyer:

     (a) All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

     (b) Neither party hereto shall be under an injunction or other legal restriction which, in the opinion of counsel for Buyer, makes impossible or unlawful the closing of the transactions contemplated hereby.

     (c) Seller shall have caused to be delivered to Buyer the documents referred to in Section 3.2(a).

     (d) Lumenis Holdings Inc., as buyer, under that certain contract of sale dated the date hereof between it and McMahan Properties, Inc., shall have acquired the Premises, as such term is defined in said contract.

     (e) The Corporations shall have paid, or otherwise satisfied, all amounts due to Seller and its Affiliates on or prior to the Closing Date such that no amounts are due to Seller or any of its Affiliates from the Corporations immediately following the Closing. To the extent the Corporations have not paid, or otherwise satisfied, all such amounts, the Purchase Price shall be reduced by the amounts the Corporations then owe Seller and its Affiliates.

     6.2 Seller's Conditions. The obligation of Seller to perform, fulfill or carry out its agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on or after the Closing Date is and shall be subject to fulfillment of or compliance with, on the Closing Date, the following conditions precedent, any of which may be waived by Seller:

     (a) All representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by Buyer at or prior to the Closing Date.

     (b) Neither party hereto shall be under an injunction or other legal restriction which, in the opinion of counsel for Seller, makes impossible or unlawful the closing of the transactions contemplated hereby.

     (c) Buyer shall have, concurrently with the delivery of the documents referred to in Section 3.2(a), made payment of the Purchase Price and shall have caused the documents referred to in Section 3.2(b) to be delivered to Seller.

     (d) If and to the extent of any reduction in the Purchase Price pursuant to
Section 6.1(e), Buyer shall have contributed to the capital of the Corporations the amount of such reduction and caused the Corporations to use such contribution to repay all outstanding loans and other amounts due to Seller and its Affiliates at the Closing.

                                    SECTION 7

                              INDEMNIFICATION, ETC.

     7.1 Survival of Warranties. Each party hereto covenants and agrees that its representations and warranties contained in this Agreement shall survive the Closing Date hereunder and such representations and warranties contained herein (other than (a) Seller's representations and warranties with respect to Taxes and title to the Purchased Stock; and (b) the respective representations of the parties set forth in Sections 4.1(s) and 4.3(d), all of which shall continue until three months after the expiration of the statute of limitations applicable thereto) shall be of no further force and effect after the first anniversary of the Closing Date, except as to claims theretofore made.

     7.2 Seller's Indemnification. Seller shall indemnify, defend and hold harmless Buyer and its Affiliates from and against and in respect of Damages, arising out of or in any manner incident, relating or attributable to:

     (a) Any inaccuracy in any representation or breach of any warranty of Seller contained in this Agreement.

     (b) Any failure by Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement.

     (c) Any claim for taxes arising out of the matters described on Schedule 4.1(g), Schedule 4.2(c) and Schedule 4.2(d).

     (d) Brokerage fees relating to the transactions contemplated herein or the consummation thereof, based in any way on agreements, arrangements or understandings claimed to have been made by Seller with any third party.

     (e) All reasonable costs and expenses (including reasonable attorneys' fees and expenses, and expenses of investigation) incurred by Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Buyer is indemnified against by Seller in this Agreement.

     Provided, however, in no event shall Seller be required to make indemnification payments in excess of the Purchase Price, and provided further that, notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that the indemnification right of Buyer provided for in this Section 7.2 shall be the sole and exclusive right and remedy of or available to Buyer for or with respect to any and all claims for Damages suffered or incurred by Buyer or to which Buyer may be entitled to, or at any time shall or may assert against Seller or the Corporations under or pursuant to this Agreement and any other documents entered into by the parties hereto as contemplated by this Agreement. Therefore, the parties hereto expressly acknowledge and agree that, except for nonpayment of the amount, if any, due Buyer under this Section 7.2, in no event shall Buyer be entitled to seek or to obtain any recovery or judgment against Seller, the Corporations, or any of their Affiliates as a result of or on the basis of this Agreement or any other documents entered into by the parties hereto as contemplated by this Agreement, and in no event shall Buyer be entitled to seek or obtain other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

     7.3 Buyer's Indemnification. Buyer shall indemnify, defend and hold harmless Seller from and against and in respect of Damages arising out of or in any manner incident, relating or attributable to:

     (a) Any inaccuracy in any representation or breach of warranty of Buyer contained in this Agreement.

     (b) Any failure by Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement.

     (c) Liabilities or obligations of, or claims against, Seller (whether absolute, accrued, contingent or otherwise) relating to, or arising out of, the operation of the businesses of the Corporations subsequent to the Closing Date.

     (d) Any and all increases in Taxes incurred by Seller or the Estate (including Taxes on Taxes) resulting from or caused by the Elections, over the Taxes Seller and the Estate would have otherwise paid had no Elections been made.

     (e) Brokerage fees relating to the transactions contemplated herein or the consummation thereof, based in any way on agreements, arrangements or understandings claimed to have been made by Buyer with any third party.

     (f) All reasonable costs and expenses (including reasonable attorneys' fees and expenses and expenses of investigation) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Seller is indemnified against by Buyer in this Agreement.

     7.4 Defense of Claims. The Indemnified Party shall give prompt notice to the Indemnifying Party of any claim against the Indemnified Party which might give rise to a claim based upon any indemnity contained herein. The notice shall set forth in reasonable detail the nature and basis of the claim and the actual or estimated amount thereof, if known to the Indemnified Party. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to any such claim, the Indemnifying Party shall have the right, at its sole cost and expense, to defend, in the name and on behalf of the Indemnified Party, any such action, suit or proceeding with counsel of the Indemnifying Party's choice. The parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choosing, in the defense of any claim against which it is indemnified hereunder and it shall be kept fully informed with respect thereto. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, the Indemnifying Party shall not make any settlement of any claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or the Tax status, business or financial condition of the Indemnified Party would be adversely affected. Without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, the Indemnified Party shall not make any settlement of any claim which might give rise to liability of the Indemnifying Party under any indemnity contained herein.

     7.5 Characterization of Payments. All amounts paid pursuant to this Agreement by the Indemnifying Party to the Indemnified Party in respect of an indemnity obligation hereunder shall be treated by the parties as an adjustment to the Purchase Price.

                                    SECTION 8

                                 MISCELLANEOUS.

     8.1 Expenses. Except as otherwise specified herein, Seller and Buyer shall each pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

     8.2 Buyer's Remedies. Buyer shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having jurisdiction, it being acknowledged and agreed that Buyer will not have an adequate remedy at law if Seller fails to consummate the transactions contemplated hereby. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

     8.3 Assignment. No party hereto may assign or transfer its rights or obligations arising under this Agreement, without the written consent of the other party hereto, which consent may be withheld in the sole and absolute discretion of the party asked to consent; provided, however, that Buyer may assign its rights hereunder in whole or in part to any

Affiliate, or any partnership in which any of its Affiliates is a general partner (it being understood that no such assignment shall serve to relieve the assignor of its obligations hereunder) so long as such assignment shall not serve to delay the Closing.

     8.4 Notice. All notices and other communications provided for herein shall be in writing and telecopied, mailed or delivered by overnight courier or by hand to the intended recipient at the telephone number or "Address for Notices" specified below or, as to either party, at such other telephone number or address as shall be designated by such party in a notice to each other party given as follows:

     (a) If to Buyer, to

                    Lumenis Inc.
                    2400 Condensa Street
                    Santa Clara, CA 95051
                    Telecopier No.:  (408) 764-3660
                    Attention:  Robert Grant,
                    Executive Vice President

                    with a copy, which shall not constitute notice, to:

                    RubinBaum LLP
                    30 Rockefeller Plaza
                    New York, New York  10112
                    Telecopier No.: (212) 698-7825
                    Attention: Edward Klimerman, Esq.

     (b) If to Seller, to

                    Linda H. McMahan
                    c/o Stoel Rives LLP
                    Suite 1100, One Utah Center
                    201 South Main Street
                    Salt Lake City, Utah  84111-4904
                    Telecopier No.: (801) 578-6999
                    Attention:  Richard H. Johnson, II, Esq.

                    with copies, which shall not constitute notice, to


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

                    James P. Shipman, President
                    HGM Medical Laser Systems
                    3959 West 1820 South
                    Salt Lake City, Utah  84104
                    Telecopier No.: (801) ___ - ____

                    Stoel Rives LLP
                    Suite 1100, One Utah Center
                    201 South Main Street
                    Salt Lake City, Utah  84111-4904
                    Telecopier No.: (801) 578-6999
                    Attention:  Richard H. Johnson, II, Esq.

All notices and other communications hereunder shall be deemed to have been duly given when transmitted by telecopier or delivered to an overnight courier service, in each case addressed as aforesaid or personally delivered or, in the case of a mailed notice, when actually received by the intended recipient.

     8.5 Entire Agreement. This Agreement, together with the Schedules hereto, contains the entire understanding between the parties hereto concerning the subject matter hereof and supersedes any and all prior representations, warranties, undertakings, covenants and agreements between the parties and their respective Affiliates as concerns the subject matter of this Agreement. This Agreement may not be changed, modified, amended, altered or terminated except by an agreement in writing executed by the parties hereto. Any waiver by any party of any of its rights under this Agreement shall not constitute a waiver of any other rights or of any other future breach.

     8.6 Third Parties. Except as expressly set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.


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

     8.7 Captions. Captions and descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provisions of this Agreement.

     8.8 Counterparts. This Agreement may be executed in any number of counterpart copies, each of which shall be deemed an original, but which together shall constitute a single instrument. Any such counterpart may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a manually executed and delivered original counterpart.

     8.9 Attorneys' Fees. Should either of the parties to this Agreement resort to litigation or arbitration to enforce its rights under this Agreement, the nonprevailing party in such litigation or arbitration shall pay all costs and expenses, including reasonable attorneys' fees, of the prevailing party incurred in connection with such litigation or arbitration.

     8.10 Continuation of Attorney-Client Privilege. The Corporations and Seller have been represented by counsel in connection with the transactions contemplated by this Agreement and representatives of the Corporations and Seller have had and through the Closing will have communications with such counsel concerning or relating to the transactions contemplated by this Agreement, the reasons for the transactions contemplated by this Agreement, alternatives available to the Corporations and Seller and other similar or related matters that are entitled to be treated as confidential attorney-client communications under the Utah Rules of Professional Conduct and Utah law (collectively, the "Transaction Communications"). Subsequent to the consummation of the transactions contemplated by this Agreement, the confidential nature of the Transaction Communications shall be preserved and, therefore, the Transaction Communications shall be treated as confidential by Buyer and shall not be directly or indirectly disclosed or disclosable to, made available to or used by Buyer or any representative of Buyer or the Corporations, notwithstanding that the Corporations are owned by Buyer and neither Buyer nor any of its Affiliates shall take any actions or assert any position contrary to the continued existence and validity of the privileged nature of the Transaction Communications.

     8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement (unless a failure of consideration would result thereby) or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     8.12 Governing Law. The laws of the State of Delaware, without reference to Delaware choice of law or conflicts of law provisions, shall govern all other issues arising under this Agreement.

     8.13 Unconditional Guaranty of Lumenis Ltd. To induce Seller to enter into this Agreement, the undersigned Lumenis Ltd., waiving any and all defenses other than defenses available to Buyer, hereby absolutely and unconditionally guarantees the prompt payment and performance and agrees to be jointly and severally responsible with Buyer for any and all obligations of Buyer, under this Agreement.

       [balance of page intentionally left blank; signature page follows]


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                   LUMENIS  INC.


                                   By: /s/ Sagi Genger
                                       -----------------------------------
                                       Name:
                                       Title:


                                  LUMENIS LTD.


                                   By: /s/ Sagi Genger
                                       -----------------------------------
                                       Name:
                                       Title:


                                       /s/ Linda H. McMahan
                                  ----------------------------------------
                                  LINDA H. McMAHAN,
                                  IN HER CAPACITY AS THE PERSONAL
                                  REPRESENTATIVE OF THE
                                  ESTATE OF WILLIAM H. McMAHAN


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